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Exhibit 99.1

For more information, contact:	Judi Vitale CFO judiv@firstwave.net 770-431-1206
Thomas J. Rozycki, Jr. GCI Group trozycki@gcigroup.com 212-537-8016

Firstwave Reports Third Quarter Results for 2003

ATLANTA, GA (October 28, 2003)—Firstwave Technologies, Inc. (NASDAQ: FSTW), a leading provider of industry-focused CRM solutions, is announcing today its financial results for the third quarter of 2003. Software license revenues for the third quarter of 2003 increased 58.0% to $640,000 compared with $405,000 for the third quarter of 2002. Services revenues for the third quarter of 2003 were $1.05 million compared to $2.33 million in the third quarter of 2002, representing a 54.9% decrease. The Company's total maintenance revenues for the third quarter of 2003 increased 64.1% to $668,000 from $407,000 for the third quarter of the prior year. Total revenues for the third quarter of 2003 were $2.37 million compared with $3.14 million for the third quarter of the prior year, representing a 24.5% decrease.

The Company's net loss for the third quarter of 2003 was $1.18 million compared to net income of $455,000 for the third quarter of 2002. The net loss per basic share was $0.44 for the third quarter of 2003 compared with earnings of $0.21 per basic share for the third quarter of 2002. The Company reported a cash balance of $2.83 million as of September 30, 2003.

These results were impacted by the delay of a material services project that was required to be delivered by September 30, 2003. Because Firstwave did not meet this delivery date, the Company must deliver this project by October 31, 2003, which will occur. Upon delivery, the customer will begin acceptance testing.

Prior to the third quarter of 2003, the Company had reported seven consecutive quarters of profitability. The Company's strategy to return to profitability includes cost-cutting measures already implemented throughout the organization that should result in approximately a $500,000 decrease in certain expenses in the fourth quarter of 2003 as compared to the level of those expenses in the third quarter of 2003.

"The recent reductions were associated with completed projects and should have little or no impact on our ability to deliver license revenues and maintain customer satisfaction," commented Richard T. Brock, Firstwave's chief executive officer. "We are disappointed in our overall third quarter results but remain encouraged with our growth in license and maintenance revenues. Management understands the need and urgency for bringing the company back to profitability and growth."

The Company's current business strategy also includes the launching of a new sports and entertainment solution, outlined in a separate press release distributed today and further described in the marketing material available on the Company's website, www.firstwave.net. In addition to being a new market opportunity, this new initiative offers the ability to diversify and balance the Company's future revenue streams. Payment for licenses, services and support will be based on ongoing use of the solution in a hosted environment.

"We are looking forward to building our presence within the sports and entertainment industry," said David R. Simmons, Firstwave's president and chief operating officer. "We believe the solution we have created, combined with our domain expertise and new customers, will provide us with a significant competitive advantage as we launch this new initiative."

Firstwave will hold its third quarter earnings conference call today, October 28, 2003, at 4:45 P.M. EST. To participate in the call from the United States or Canada, please dial (877) 828-7410 approximately five minutes prior to the start time. To participate in the call from outside the United States or Canada, please dial (706) 643-3702 five minutes prior to the start time. The Conference ID is 3248832. Two hours after the completion of the conference call, a digital recording of the call will be available for seven days, and may be accessed by dialing (800) 642-1687 from inside the United States or Canada and (706) 645-9291 from outside the United States or Canada and entering the Conference ID 3248832.

The call, which will be simultaneously broadcast live over the Internet, may be accessed at www.firstwave.net or http://www.firstcallevents.com/service/ajwz390549211gf12.html beginning at 4:30 P.M. The online archive of the broadcast will be available within one hour of the live call at www.firstwave.net, where it will remain available for a period of twelve months. Please allow extra time prior to the call to visit the broadcast website and download the streaming media software required to listen to the Internet broadcast.

About Firstwave

Firstwave® Technologies, Inc. is a global provider of strategic, industry-focused CRM software solutions that optimize how companies win, maintain and grow customer and organizational relationships. With more than 19 years of experience in CRM, Firstwave strives to maintain the depth and industry experience required to address the unique business needs of diverse companies. Firstwave's CRM solutions provide companies with fit-to-purpose features that streamline business processes and boost customer acquisition and service. Firstwave currently offers an Integrated Development Environment and.NET architecture that incorporates and complements Firstwave's legacy of CRM best practices, which has earned the Company numerous industry awards and accolades. Firstwave is headquartered in Atlanta, Georgia. For more information, visit the Company's web site at www.firstwave.net or call 1-800-540-6061.

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NOTE: Except for historical information contained herein, the matters set forth in this communication are "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by words such as will, expect, intends, believe, anticipates, should and words of similar meaning. Firstwave Technologies, Inc. (the "Company") notes that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as potential fluctuations in quarterly results due to delays in purchase decisions and other adverse market conditions, whether the Company will be able to continue diversification of its revenues, competition and technological developments, the Company's capital requirements and other liquidity concerns, the Company's ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed under the caption "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and under the caption "Risk Factors" and elsewhere in the Company's Registration Statement on Form S-3 (as declared effective on July 25, 2003), both filed with the Securities and Exchange Commission ("SEC"), which discussions are incorporated herein by this reference. The information set forth herein is provided as of the date hereof. The Company does not assume, and expressly disclaims, any duty or obligation to update any of the information presented herein with respect to its consolidated operations or anticipated performance in 2003 or beyond.

Firstwave Technologies, Inc.
Selected Financial Information
(in thousands, except per share data)

	Quarter Ended Sept 30,		Year to Date Ended Sept 30,
Consolidated Income Statement
	2002	2003	2002	2003
	(unaudited)		(unaudited)
Revenues	$3,141	$2,369	$10,798	$9,640
Operating income/(loss)	500	(1,128)	2,438	(218)
Income/(loss) before income taxes	517	(1,120)	2,479	(190)
Income/(loss) after taxes	$517	$(1,120)	$2,479	$(191)
Dividends on preferred stock	(62)	(55)	(192)	(165)
Net income/(loss) applicable to common shareholders	$455	$(1,175)	$2,287	$(356)
Basic:
Earnings/(loss) per share	$0.21	$(0.44)	$1.07	$(0.14)
Weighted average shares	2,212	2,660	2,132	2,547
Diluted:
Earnings/(loss) per share	$0.16	$(0.44)	$0.79	$(0.14)
Weighted average shares	3,200	2,660	3,143	2,547
Consolidated Balance Sheet	Dec 31, 2002	Sept 30, 2003
		(unaudited)
Cash	$3,779	$2,834
AR and other current assets	3,070	2,713

Total current assets	$6,849	$5,547
Long term assets	2,954	7,058

Total assets	$9,803	$12,605

Current Liabilities	2,982	3,419
Shareholders Equity	6,821	9,186

Total liabilities and shareholders equity	$9,803	$12,605

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Firstwave Reports Third Quarter Results for 2003